UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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LIBERTY ALL-STAR GROWTH FUND, INC.
(Name of Registrant as Specified In Its Charter)

ALPS FUND SERVICES, INC. Attn: Tane Tyler 1290 Broadway, Suite 1100 Denver, Colorado 80203
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 19, 2010

Dear Fellow Stockholders:

This letter is to request that you complete, sign, date and mail the enclosed proxy card for the upcoming Annual Meeting of Stockholders of Liberty All-Star® Growth Fund, Inc. (the “Fund”) as soon as possible. We urge that you vote in accordance with your Board of Directors’ (the “Board”) recommendations if you have not already done so. You may or may not have received proxy solicitation material from a dissident shareholder seeking your support to oppose the Directors’ nominees and the proposal to approve a new portfolio management agreement among the Fund, ALPS Advisors, Inc. and Mazama Capital Management, Inc. (the “Agreement”). You should know that the dissident stockholder does not directly seek a vote on any specific Fund action; does not claim that Mazama would perform poorly; or offers any other alternative. Instead, it is designed, in part, to prevent the Board and ALPS Advisors from effectively managing the Fund’s sub-advisers, a fundamental and important aspect of your Fund’s multi-management investment process.

We believe the best way to judge the soundness of your Fund’s investment process, which includes replacing sub-advisers when necessary, is by comparing long-term results to relevant peer groups and benchmarks. The Fund’s primary benchmark and peer group is the Lipper Multi-Cap Growth Mutual Fund Average, while the Russell 3000® Growth Index is the Fund’s unmanaged, or passive, benchmark. Your Fund’s net asset value with dividends reinvested has outperformed both those benchmarks for the trailing three-, five- and 10-year periods ending March 31, 2010. The past 10 years have been one of worst periods for the stock market since the 1930s, yet during that time your Fund outperformed 66% of the funds in the Lipper Multi-Cap Growth peer group and outperformed the Russell 3000 Growth Index by 2.3 percent per annum.

The action taken by the dissident shareholder is making it very difficult to pass the proposal to approve the Agreement to retain your newly appointed sub-adviser, Mazama Capital Management, Inc. We would unfortunately have to terminate Mazama if sufficient votes to pass the proposal are not received, a situation which would be unprecedented since this Fund’s multi-manager structure was implemented in November 1995. The Fund’s first quarter 2010 results place it in the top 10 percent of its Lipper peer group, results that have been achieved with Mazama managing one-third of the Fund’s assets.

In sum, we believe the Fund’s long-term performance attests to the soundness of its multi-manager structure, which includes replacing sub-advisers when necessary. We encourage you to vote your proxy card FOR each Director nominee and FOR the Agreement if you feel the same.

If you have questions we encourage you to call our solicitor for the meeting, The Altman Group, toll-free at
1-800-499-7619.

We thank you for your continued support of your Board and the Fund.

Sincerely,

William R. Parmentier, Jr.

President, Liberty All-Star® Growth Fund, Inc.

All non-historical statements in this letter constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by the Fund with the SEC.  Actual results may differ materially from such forward-looking statements.  The Fund assumes no obligation for updating any such forward-looking statement at any time.

1-800-241-1850 | www.all-starfunds.com